Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E

Date:	March 2, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR INDUSTRIES ACQUIRES AMBULANCE MANUFACTURER SJC INDUSTRIES
Thor Industries, Inc. (NYSE:THO) today announced its acquisition of SJC Industries, a privately-held manufacturer of ambulances based in Elkhart, Indiana, for approximately $20 million cash. Based upon SJC’s prior performance, the acquisition is expected to be accretive to earnings.
We believe that SJC is currently the second largest manufacturer of ambulances in the United States. Its brands include McCoy-Miller, Marque and Premiere, sold through a nationwide network of dealers. SJC has a strong, motivated management team and workforce led by Chuck Drake, President and Jim Evans, VP Finance, who will continue in their management roles following the closing. Under Thor’s new ownership SJC will continue as an independent operation, in the same manner as Thor’s recreation vehicle and bus companies. Mr. Drake will report to Richard Riegel, Thor’s Senior Group President.
“The ambulance business is a natural fit with Thor’s Bus and RV businesses. SJC is an innovator with a strong commitment to customer satisfaction. We believe their quality is the highest in the ambulance industry,” said Peter B. Orthwein, Thor Chairman, CEO, & President. “The relationship with Thor will bring many operational synergies to SJC including procurement and lean production processes, among others,” he continued.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.